EXHIBIT 99.1

3D Systems Holds Annual Meeting of Stockholders and Elects William Humes to Board of Directors

ROCK HILL, S.C., May 19, 2014 (GLOBE NEWSWIRE) -- 3D Systems (NYSE:DDD) announced today that its Board of Directors was re-elected at the Annual Meeting of Stockholders held today and that the Board also elected William D. Humes a director of the company.

A photo accompanying this release is available at http://www.globenewswire.com/newsroom/prs/?pkgid=25445

Humes is Chief Financial Officer of Ingram Micro Inc., a Fortune 100 company and the world's largest wholesale technology distributor and a global leader in supply-chain and mobile device lifecycle services. Serving as Chief Financial Officer since 2005, he is responsible for Ingram Micro's global finance organization including financial planning and analysis, controllership, internal audit, tax, treasury and risk management, global shared services and strategic sourcing operations. Prior to being named Chief Financial Officer, Humes held positions of ever-increasing responsibility for Ingram Micro after joining in 1998 as Senior Director, Worldwide Financial Planning, Reporting and Accounting.

Before joining Ingram Micro, Humes was at PricewaterhouseCoopers for nine years, where he took an accelerated path to senior manager. During his tenure at the firm, he was responsible for managing all aspects of professional services to numerous multinational and technology-sector companies.

"We are very pleased to welcome Bill to our Board of Directors," said Walter Loewenbaum, 3DS' Chairman. "Bill brings a wealth of experience in finance and operations that we expect will further enhance the range of skills and expertise within our Board of Directors."

"The addition of Bill Humes to our Board reinforces our commitment to our focused growth strategies across all aspects of our business," said Avi Reichental, 3DS' President and CEO. "We expect that Bill's broad, global financial experience and deep knowledge of the technology industry will be a valuable addition to our Board."

About 3D Systems

3D Systems is a leading provider of 3D printing centric design-to-manufacturing solutions including 3D printers, print materials and cloud sourced on-demand custom parts for professionals and consumers alike in materials including plastics, metals, ceramics and edibles. The company also provides integrated 3D scan-based design, freeform modeling and inspection tools and an integrated 3D planning and printing digital thread for personalized surgery and patient specific medical devices. Its products and services replace and complement traditional methods and reduce the time and cost of designing new products by printing real parts directly from digital input. These solutions are used to rapidly design, create, communicate, prototype or produce functional parts and assemblies, empowering customers to manufacture the future.

Leadership Through Innovation and Technology

  3DS invented 3D printing with its Stereolithography (SLA) printer and was the first to commercialize it in 1989.

  3DS invented Selective Laser Sintering (SLS) printing and was the first to commercialize it in 1992.

  3DS invented the Color-Jet-Printing (CJP) class of 3D printers and was the first to commercialize 3D powder-based systems in 1994.

  3DS invented Multi-Jet-Printing (MJP) printers and was the first to commercialize it in 1996.

Today its comprehensive range of 3D printers is the industry's benchmark for production-grade manufacturing in aerospace, automotive, patient specific medical device and a variety of consumer, electronic and fashion accessories.

More information on the company is available at www.3DSystems.com.

CONTACT: Investor Contact: Stacey Witten
         Email: Stacey.Witten@3dsystems.com

         Media Contact: Alyssa Reichental
         Email: Press@3dsystems.com